Exhibit 5.1

May 20, 2025

Firefly Neuroscience, Inc.

1100 Military Road

Kenmore, NY 14217

Re:         Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Firefly Neuroscience, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 154,750 shares of common stock, par value $0.0001 per share, of the Company, that are issuable by the Company pursuant to the Firefly Neuroscience, Inc. 2024 Long-Term Incentive Plan (the “Plan”) and in connection with the registration for the reoffers and resales on a continuous or delayed basis by certain stockholders who are employees, executive officers or directors of the Company (the “Selling Stockholders”) of up to 678,583 shares (together the “Shares”) of common stock issued to the Selling Stockholders by the Company pursuant to the Plan subject to the satisfaction of any conditions to vesting of the Shares pursuant to the terms of the relevant award agreements.

This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration of not less than par value in the circumstances contemplated by the Plan, as applicable, assuming in each case that the individual issuances, grants or awards under the Plan, as applicable, are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan, as applicable (and the agreements duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ BEVILACQUA PLLC

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036